UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

Faeth Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39980	83-1863385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Tillery Street, #12, #1010
Austin, TX	78702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 200-2982

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	FTH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2026, the Board of Directors (the “Board”) of Faeth Therapeutics, Inc. (the “Company”) increased the size of the Board from six to seven directors and appointed Adam Schayowitz to serve as a Class III director, effective immediately. Dr. Schayowitz will hold office until the Company’s 2027 annual meeting of stockholders and until his successor is duly elected and qualified, or his earlier death, resignation or removal.

Adam Schayowitz, Ph.D. (age 46) has served as Executive Vice President and Head of Research and Development of Zymeworks Inc. (Nasdaq: ZYME), a biotechnology company, since April 2026. He served as its Acting Chief Development Officer from October 2025 to March 2026. Dr. Schayowitz also served as an Operating Partner at EcoR1 Capital, LLC, a biotech-focused investment advisory firm, from September 2024 to March 2026. Before EcoR1, he held roles of increasing responsibility at Pfizer Oncology from January 2018 to September 2024, including development leadership roles in breast cancer, prostate cancer, colorectal cancer and melanoma, most recently as Vice President, Head of Product Development Teams. Before Pfizer, he led the development of Zejula (niraparib) at Tesaro, Inc. and was a member of the Medical Affairs leadership team at Algeta ASA, where he supported the commercialization of Xofigo (radium-223). He previously served on the boards of directors of Scorpion Therapeutics, Inc. and Terremoto Biosciences, Inc. and as a board observer for Aktis Oncology, Inc., and he currently serves on the board of directors of Prostate Cancer Research, a non-profit organization. Dr. Schayowitz received a B.A. from Hamilton College, a Ph.D. in pharmacology and experimental therapeutics from the University of Maryland School of Medicine and an M.B.A. from Johns Hopkins University. The Board believes that Dr. Schayowitz’s extensive experience in oncology drug development, clinical and regulatory strategy and commercialization, together with his executive leadership roles at biopharmaceutical and oncology-focused companies, qualifies him to serve on the Company’s Board.

In connection with his appointment as director, Dr. Schayowitz will receive a cash retainer and an initial equity award in accordance with the Company’s non-employee director cash and equity compensation program (the “Director Compensation Policy”). Such initial equity award consists of an option to purchase 25,000 shares of the Company’s common stock under the Company’s 2026 Equity Incentive Plan (the “2026 Equity Plan”), with an exercise price per share equal to the closing price of the Company’s common stock on the date of grant. These options will vest and become exercisable in equal monthly installments through the third anniversary of the date of grant, subject to Dr. Schayowitz’s continued service to the Company through each applicable vesting date, and will vest in full upon a Change in Control, subject to his Continuous Service through such date, as defined in the Director Compensation Policy.

There are no family relationships between Dr. Schayowitz and any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Schayowitz and any other person pursuant to which he was appointed as a director of the Company. Dr. Schayowitz is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as director, Dr. Schayowitz will enter into the Company’s standard form of indemnification agreement for its executive officers and directors, a copy of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-252138) filed with the Securities and Exchange Commission on January 15, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Faeth Therapeutics, Inc.

Date: October 27, 2026	/s/ Christopher W. Gerry
Christopher W. Gerry
General Counsel and Secretary